UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2008

WELLCARE HEALTH PLANS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32209	47-0937650
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
8725 Henderson Road, Renaissance One
Tampa, Florida		33634
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (813) 290-6200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On October 8, 2008, WellCare Health Plans, Inc. (the “Company”) received an executed amendment to its Medicaid Managed Care and Family Health Plus Model Contract between the City of New York Department of Health and Mental Hygiene (the “Department”) and WellCare of New York, Inc., a wholly-owned subsidiary of the Company (“WellCare NY”), pursuant to which WellCare NY participates in the New York City Family Health Plus and Medicaid programs.  The amendment, among other things, adds a definition of “Medicaid Managed Care Quality Incentive,” which relates to a monetary incentive that may be awarded to WellCare NY if it meets certain predetermined performance measures, such as quality of care, consumer satisfaction and compliance.  The termination provision of the contract was also amended to include a right of the Department to terminate the contract in the event WellCare NY fails to qualify for a Medicaid Managed Care Incentive for three consecutive years.  A copy of the amendment is attached as Exhibit 10.1 to this Current Report on Form 8-K.

On October 13, 2008, the Company received an executed amendment no. 1 to its Medical Services Agreement between the Florida Healthy Kids Corporation (“FHKC”) and two of the Company’s wholly-owned subsidiaries, HealthEase of Florida, Inc. (“HealthEase”) and WellCare of Florida, Inc. d/b/a Staywell Health Plan of Florida (together with HealthEase, the “Florida Plans”), pursuant to which the Florida Plans offer comprehensive medical services to the Florida Healthy Kids Program eligible population in the covered counties.  The amendment adds Lee County to the list of covered counties at a premium rate of $106.06 per member per month.  A copy of the amendment is attached as Exhibit 10.2 to this Current Report on Form 8-K.

The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under each of the above-described amendments.  The above description is qualified in its entirety by reference to the amendments.

In the interest of providing interested parties with full access to its federal, state and county contracts, the Company has elected to file such contracts with the U.S. Securities and Exchange Commission.  The Company does not believe that its business is substantially dependent on many of these contracts when each is taken individually.

Item 1.02.	Termination of a Material Definitive Agreement.

As disclosed in a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on August 28, 2008, three wholly-owned subsidiaries of the Company each entered into a Memorandum of Understanding (collectively, the “MOUs”) with the Ohio Department of Insurance (the “Ohio Department”).  The MOUs required, among other things, that these subsidiaries file audited financial statements for the year ended December 31, 2007 (the “2007 Ohio Audited Financials”) with the Ohio Department on or before September 15, 2008 and meet certain risk based capital requirements.

After WellCare of Ohio, Inc. (“WCO”), one of the three subsidiaries subject to a MOU, filed its 2007 Ohio Audited Financials on September 15, 2008, WCO and the Company discussed with the Ohio Department termination of the WCO MOU.  On October 13, 2008, the Company and WCO agreed to undertake certain additional obligations in exchange for the termination of the MOU between WCO and the Ohio Department.  Specifically, the Company made a capital contribution to WCO of approximately $7 million and agreed to continue to maintain a 300% National Association of Insurance Commission (NAIC) risk based capital ratio at WCO and to make future capital contributions on a dollar-for-dollar basis equal to any quarterly net income losses incurred by WCO after October 1, 2008.  These additional obligations will terminate as of December 31, 2009 provided that WCO timely files both its annual financial statements and its actuarial report for the year ended December 31, 2009, and as of that date, WCO has had three consecutive quarters of profitability.

Item 8.01.                              Other Events.

As discussed above, in addition to WCO, two other subsidiaries of the Company entered into MOUs with the Ohio Department on August 28, 2008.  These subsidiaries, WellCare Health Insurance of Illinois, Inc. and WellCare Prescription Insurance, Inc., filed their 2007 Ohio Financials on September 15, 2008 and otherwise met the conditions of the MOUs.  The Company received confirmation from the Ohio Department that the MOUs related to WellCare Health Insurance of Illinois, Inc. and WellCare Prescription Insurance, Inc. each terminated in accordance with their terms.

Item 9.01                               Financial Statements and Exhibits.

(a)   Financial Statements of Business Acquired.

None.

(b)   Pro Forma Financial Information.

None.

(c)   Shelf Company Transaction.

None.

(d)   Exhibits.

The following exhibits are filed as part of this report:

10.1	Amendment to Medicaid Managed Care and Family Health Plus Model Contract between the City of New York Department of Health and Mental Hygiene and WellCare of New York, Inc.
10.2	Amendment no. 1 to Medical Services Agreement between the Florida Healthy Kids Corporation and HealthEase of Florida, Inc. and WellCare of Florida, Inc. d/b/a Staywell Health Plan of Florida.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 14, 2008	WELLCARE HEALTH PLANS, INC. /s/ Heath Schiesser Heath Schiesser President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment to Medicaid Managed Care and Family Health Plus Model Contract between the City of New York Department of Health and Mental Hygiene and WellCare of New York, Inc.
10.2	Amendment no. 1 to Medical Services Agreement between the Florida Healthy Kids Corporation and HealthEase of Florida, Inc. and WellCare of Florida, Inc. d/b/a Staywell Health Plan of Florida.